EXHIBIT 99.2

Micro Therapeutics, Inc.

Second Quarter Financial Results Conference Call

August 2, 2005

Thomas Wilder:	Good morning everyone and thank you for joining us to discuss Micro Therapeutics’ Second Quarter 2005 Financial Results. I’m Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today is Jim Corbett, the Chairman of the Board of MTI and the President and Chief Executive Officer of ev3.

On our call today, I will cover operational and financial results after which we would be pleased to answer your questions. If you are not receiving regular communications from MTI and would like to be added to our fax and email lists, please contact Rob Whetstone of PondelWilkinson at 310-279-5963. As a reminder, this conference call is being broadcast live on the Internet at www.1mti.com. A playback of this call will be available following its conclusion and may be accessed on the Internet at www.1mti.com, and will be available for approximately one year.

Safe Harbor

Certain information discussed on the call today is covered under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business.

Risk factors associated with our business are set forth in our 1933 and 1934 Act filings including the Form 10-Q we will be filing this quarter. We suggest that you read all such filings.

Results

We are pleased with our operating performance in the second quarter of 2005.

Revenue

Net sales were $13.1 million, representing a 44% increase over the prior year second quarter. U.S. net sales increased 42% to $4.3 million and international net sales increased 44% to $8.8 million compared with the second quarter of 2004. We believe that our rate of net sales growth continues to outpace that of the overall neurovascular market, and evidences the success of our strategy to expand both our product offerings and global distribution capability.

Second quarter neuro embolic product net sales of $4.2 million represents a 32% increase over the prior year second quarter. Leading this increase was the NXT coil line in Europe and the U.S., as well as the recently-launched Tetris framing coil. A framing coil is routinely used during an embolization of a brain aneurysm to create a basket within the aneurysm into which additional coils are inserted.

Net sales from neuro access and delivery products increased 58% to $8.1 million in the second quarter of 2005. Echelon microcatheters, the recently-launched Marathon microcatheter, and the HyperForm and HyperGlide balloons led this net sales increase. The Echelon microcather is used primarily to deliver embolic coils to aneurysms. The Marathon microcatheter is used primarily to deliver liquid embolics, including Onyx, to brain AVMs.

Peripheral blood clot therapy and other product net sales for the second quarter of 2005 were $807,000, compared with $815,000 in the second quarter of 2004.

Foreign currency exchange rates, principally the euro, had a favorable impact on net sales for the second quarter of 2005 in the amount of approximately $203,000 compared with the second quarter of 2004.

Please note that ev3 reports net sales for MTI peripheral blood clot therapy products under its procedural support and other product line within the cardio peripheral segment. In addition, ev3 acts as a distributor for our neurovascular products in several international markets, and also acts as a distributor for our peripheral blood clot therapy products in the United States. These sales are recognized at distributor prices by MTI and at end customer prices by ev3. As a result of the above, reported total MTI net sales do not match reported ev3 neurovascular net sales.

Operating Loss Reduction

We are pleased to report that our second quarter operating results continue to evidence the favorable leverage from our solid net sales growth. Our second quarter operating loss of $2.7 million represents a 54% reduction compared to the second quarter of 2004, and a 27% reduction compared to the first quarter of 2005. As I will discuss in more detail, each of our major cost categories contributed to this improvement and was reduced as a percentage of sales.

Gross Margin

Benefiting from the recent consolidation of the company’s manufacturing operations into its Irvine facility, increased production volume, and ongoing cost savings and yield improvement programs, our second quarter cost of sales increased only 16% on a 44% sales increase. This permitted our second quarter gross margin to expand to 68%, a 7 percentage point improvement from the second quarter of 2004, and a 4 percentage point improvement over the first quarter of 2005.

Operating Expense

We also made excellent progress at the operating expense line as total operating expenses for the second quarter of 2005 increased only 2% to $11.6 million from $11.3 million in the second quarter of 2004.

Research and development expenses, which include clinical and regulatory costs, increased only 7% to $3.8 million in the second quarter of 2005 from $3.5 million in the comparable period of 2004. Despite this relatively small increase in R&D expenditures, we were still able to fund development costs related to the Nexus coil line, as well as longer term initiatives that include previously-announced programs focused on embolic coils and neuro stents.

Selling, general and administrative expenses for the most recent quarter increased 4.0% to $7.8 million, compared with the second quarter of 2004. Even adjusting for a decline in litigation expense to $1.3 million compared to $2.5 million in the second quarter of 2004, second quarter S,G,&A expenses increased by only 30%, noticeably below our rate of sales growth. The increase in selling, general and administrative expenses primarily reflects the recent expansion of our U.S. sales organization as well as variable commission expenses paid to our international distributor and majority stockholder, ev3 Inc.

New Product Development

I now will provide an update on recently launched products as well as our progress with respect to new product development.

We are clearly pleased to have received the pre-market application (PMA) approval from the FDA to commercialize Onyx for the treatment of arterio-venous malformations (AVMs), a vascular disorder in the brain. We have commenced a controlled introduction in the United States.

With respect to our Onyx aneurysm program, it is our current plan to submit the Humanitarian Device Exemption, or HDE, application by year end.

With respect to embolic coils:

During the second quarter of 2005, we continued the commercial introduction in Europe and the United States of our new Tetris framing coil line. We intend to introduce Tetris and the NXT coil line into other international markets, excluding Japan, during the third quarter of 2005.

We have recently obtained 510(k) clearance and CE Mark approval for the new Nexus line of embolic coils. This new line of coils was conceived of and designed by our engineering team in Irvine. The Nexus line consists of framing, filling and finishing coil offerings, thereby allowing physicians to treat a wide range of aneurysm shapes and sizes. All Nexus coils incorporate a Nitinol filament; which offers improved shape retention and increased resistance to coil compaction. Finally, Nexus incorporates a bioactive micro-filament technology to enhance aneurysm healing. Importantly, we believe that the Nexus coil will offer physicians an improved mechanical and bioactive coil that performs like a bare coil during the embolization procedure. We intend to commence the introduction of Nexus in September.

We continue to make progress on our 3G coil program, which features a new detachment system. We will provide more information about 3G as we achieve key milestones.

With respect to neuro stents: We recently completed clinical evaluations of our Nitinol stent, the Solo, which is intended for use in treating large and wide neck aneurysms. The Solo is fully retrievable and is detached in the same manner as our current Sapphire and NXT coils. This allows for more precise stent placement. We are very pleased with the results of these evaluations.

It is our objective to introduce the Solo in Europe and other international markets during the second quarter of 2006. We plan to submit a Humanitarian Device Exemption, or HDE, application for the Solo during the first half of 2007.

We believe that the above new products have contributed to – and will supplement—the commercial momentum that is reflected in our second quarter results. Importantly, the addition of Onyx AVM to our product portfolio in the United States will provide additional opportunities for the cross-selling of other MTI products.

Net sales Guidance

Turning to our financial guidance, we believe that third quarter 2005 net sales will range between $12.0 and $13.0 million, and that total year 2005 net sales will range between $51.0 and $54.0 million.

Profitability and Liquidity

Based upon our year to date operating results and on the above net sales guidance, we believe that we will further narrow our operating losses during the second half of 2005 compared with the second half of 2004. It is our objective to achieve an operating profitability run rate by the end of this year.

With regard to operating cash flow, we ended the quarter with $5.5 million in cash and cash equivalents. In May 2005, as previously disclosed, we executed a Loan & Security arrangement with Silicon Valley Bank that provides for up to $3 million based upon domestic accounts receivable and inventory. We have yet to draw against this arrangement. We believe that these sources of funds will be sufficient to fund our operations through the remainder of the year.

In closing, we are very pleased with our second quarter results, and believe that they are indicative of the progress that we are making toward our objective of establishing a leading position in the neurovascular market.

I would like to thank all of our conference call participants for your attention. At this time, Jim and I will be happy to answer any questions that you may have.

*** Q&A ***

Thomas Wilder:	I’d like to thank everyone for joining us today. We appreciate your continued interest and support and look forward to reporting further progress in the future. Thanks again.